Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

8,260,000 Units	Pricing Date	October 30,	2007
Accelerated Return Notes	Settlement Date	November 6,	2007
Linked to the PHLX Gold and Silver SectorSM Index Due January 16, 2009	Maturity Date	January 16,	2009
$10 principal amount per unit	CUSIP No.	59022W224
Term Sheet No. 2884

Merrill Lynch & Co., Inc.

•       3-to-1 upside exposure, subject to a cap of 35.25%

•       1-to-1 downside exposure, with no downside limit

•       A maturity of approximately 14 months

•       Approved for listing on AMEX under the symbol “GZV”

•       No periodic interest payments

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” on page TS-5 of this term sheet and beginning on page PS-4 of product supplement ARN-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$82,600,000
Underwriting discount (1)	$.20	$1,652,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$80,948,000

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in any single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively,

“Accelerated Return NotesSM” is a service mark of Merrill Lynch & Co., Inc.

“PHLX Gold and Silver SectorSM” and “XAUSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co. is an authorized sublicensee.

Merrill Lynch & Co.

October 30, 2007

Summary

The Accelerated Return NotesSM Linked to the PHLX Gold and Silver SectorSM Index due January 16, 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide a leveraged return for investors, subject to a cap, if the level of the PHLX Gold and Silver Sector Index (Bloomberg Symbol “XAU <Index>“) (the “Index”) increases moderately from the Starting Value of the Index, determined on October 30, 2007, the date the Notes were priced for initial sale to the public (the “Pricing Date”), to the Ending Value of the Index, determined on valuation dates shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the original public offering price of the Notes.

Terms of the Notes	Determining Payment at Maturity for the Notes

Accelerated Return Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, including the Capped Value of 35.25%. The orange line reflects the hypothetical returns on the Notes, while the dotted blue line reflects the hypothetical return of an investment in the Index excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations, reflecting the Starting Value of 180.70 and the Capped Value of $13.525.

Example 1—The hypothetical Ending Value is 80% of the Starting Value:

Starting Value: 180.70

Hypothetical Ending Value: 144.56

$10 ×	(144.56)	= $8.00
180.70

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is 103% of the Starting Value:

Starting Value: 180.70

Hypothetical Ending Value: 186.12

$10 +	($30 x	(186.12 - 180.70))	= $10.90
180.70

Payment at maturity (per unit) = $10.90

Example 3—The hypothetical Ending Value is 120% of the Starting Value:

Starting Value: 180.70

Hypothetical Ending Value: 216.84

$10 +	($30 x	(216.84 - 180.70))	= $16.00
180.70

Payment at maturity (per unit) = $13.525         (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Notes	TS-3

The following table illustrates, for the Starting Value of 180.70 and a range of hypothetical Ending Values of the Index:

•	the percentage change from the Starting Value to the hypothetical Ending Value;
•	the total amount payable on the maturity date per unit;
•	the total rate of return to holders of the Notes;
•	the pretax annualized rate of return to holders of the Notes; and
•

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 1.01% per annum, as more fully described below.

The table below reflects the Capped Value of $13.525.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)
90.35	-50.00%	5.000	-50.00%	-49.67%	-48.47%
108.42	-40.00%	6.000	-40.00%	-37.95%	-36.82%
126.49	-30.00%	7.000	-30.00%	-27.33%	-26.24%
144.56	-20.00%	8.000	-20.00%	-17.56%	-16.52%
162.63	-10.00%	9.000	-10.00%	-8.49%	-7.48%
166.24	-8.00%	9.200	-8.00%	-6.75%	-5.74%
169.86	-6.00%	9.400	-6.00%	-5.03%	-4.02%
173.47	-4.00%	9.600	-4.00%	-3.33%	-2.33%
177.09	-2.00%	9.800	-2.00%	-1.66%	-0.66%
180.70 (3)	0.00%	10.000	0.00%	0.00%	1.00%
184.31	2.00%	10.600	6.00%	4.86%	2.63%
187.93	4.00%	11.200	12.00%	9.56%	4.25%
191.54	6.00%	11.800	18.00%	14.11%	5.85%
195.16	8.00%	12.400	24.00%	18.53%	7.43%
198.77	10.00%	13.000	30.00%	22.82%	8.99%
216.84	20.00%	13.525 (4)	35.25%	26.49%	16.57%
234.91	30.00%	13.525	35.25%	26.49%	23.78%
252.98	40.00%	13.525	35.25%	26.49%	30.68%
271.05	50.00%	13.525	35.25%	26.49%	37.30%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from November 6, 2007 to January 16, 2009, the term of the Notes.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 1.01% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the Starting Value.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed the Capped Value.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Accelerated Return Notes	TS-4

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

•	Your investment may result in a loss.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	Your return will not reflect dividends on the stocks included in the Index.

•

Our costs of developing, hedging and distributing the Notes were considered in setting the economic terms of the Notes. A trading market for the Notes may not develop. However, if a trading market does develop, these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Purchases and sales by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Additional Risk Factors

The stocks included in the Index are concentrated in one industry. All of the stocks included in the Index are issued by companies in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the gold and silver mining industry.

The Index is not necessarily representative of the gold and silver mining industry. While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire gold and silver mining industry generally. If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the gold and silver mining industry generally increase in value.

The performance of the stocks underlying the Index may be influenced by gold and silver prices. The performance of the stocks underlying the Index may be affected by the price of gold and silver in commodities markets. Gold and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver market. Gold prices may also be affected by sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. It is not possible to predict the aggregate effect of all or any combination of these factors.

Investor Considerations

You may wish to consider an investment in the Notes if:

•	You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

•	You accept that the return on the Notes will not exceed the Capped Value.

•	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

•

You are willing to accept that there is no assurance that the Notes will remain listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

The Notes may not be appropriate investments for you if:

•

You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek a return on your investment that will not be capped at 35.25%.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the stocks included in the Index.

•	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Accelerated Return Notes	TS-5

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For all purposes, the Index will be considered an equity-based Market Measure.

Accelerated Return Notes	TS-6

The Index

PHLX Gold and Silver SectorSM Index

All disclosure contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by the Philadelphia Stock Exchange (the “PHLX”). ML&Co. and MLPF&S have not independently verified and make no representation as to the accuracy or completeness of such information. None of ML&Co., the calculation agent and MLPF&S accepts any responsibility for the calculation, maintenance or publication of the PHLX Gold and Silver Sector Index or any successor index.

The Index is designed to measure the performance of sixteen companies involved in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations (the “Underlying Stocks”). The Index (index symbol “XAU”) is published by the PHLX and was set to 100 in January 1979. Options commenced trading on the Index on December 19, 1983. The Index is a capitalization-weighted index. The following is a list of companies included in the Index and their trading symbols: Agnico-Eagle Mines Limited (AEM); AngloGold Ashanti Limited (AU); Barrick Gold Corporation (ABX); Coeur d’ Alene Mines Corporation (CDE); Freeport McMoran Copper & Gold Inc. (FCX); Gold Fields Limited (GFI); Goldcorp Inc. (GG); Harmony Gold Mining Company Limited (HMY); Kinross Gold Corporation (KGC); Meridian Gold Inc (MDG); Newmont Mining Corporation (NEM); Pan American Silver Corp. (PAAS); Randgold Resources Limited (GOLD); Royal Gold, Inc. (RGLD), Silver Standard Resources Inc. (SSRI) and Yamana Gold Inc. (AUY). We have provided a brief description of each of the companies included in the Index and their corresponding historical price information in Annex A of this term sheet.

The PHLX is under no obligation to continue the calculation and dissemination of the Index. The Notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this term sheet that the PHLX makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general stock market performance. The PHLX has no obligation to take the needs of ML&Co. or the holder of the Notes into consideration in determining, composing or calculating the Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the Notes. PHLX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any Starting Value or Ending Value or any Redemption Amount payable to you on the maturity date of the Notes.

The level of the Index is reported on Bloomberg under the symbol “XAU”.

Historical data on the Index

The following graph sets forth the historical performance of the Index (as obtained from Bloomberg) in the period from January 2002 through September 2007. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Index was 180.70.

Accelerated Return Notes	TS-7

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement ARN-2) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale or Exchange of the Notes. Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale or exchange.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement ARN-2.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this term sheet by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Accelerated Return Notes	TS-8

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement ARN-2 dated September 25, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507207231/d424b2.htm

•	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Accelerated Return Notes	TS-9

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the stocks that comprise the Index as well as the split-adjusted month-end closing market prices for each stock in each month from January 2002 through Sepember 2007 (or from the first month-end for which that data is available). The historical prices of the Underlying Stocks are not indicative of the future performance of the Underlying Stocks or the Index. The following information, with respect to the business of each company issuing a common stock underlying the Index, has been derived from publicly available documents published by that company. We make no representation or warranty as to the accuracy or completeness of the following information. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s website at http://www.sec.gov.

AGNICO-EAGLE MINES LIMITED

Agnico-Eagle Mines Limited is a Canadian gold producer with mining operations located in northwestern Quebec and exploration and development activities in Canada, Finland, the western United States and Northern Mexico. Agnico-Eagle Mines Limited’s operating history includes over three decades of continuous gold production primarily from underground operations.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	11.49	January	14.57	January	12.75	January	12.74	January	24.52	January	40.25
February	12.12	February	13.78	February	13.64	February	14.47	February	25.64	February	39.33
March	13.35	March	13.11	March	14.93	March	14.55	March	30.45	March	35.42
April	13.89	April	10.02	April	12.12	April	13.15	April	36.86	April	35.28
May	16.75	May	11.14	May	13.91	May	11.85	May	33.36	May	36.31
June	14.57	June	11.60	June	13.21	June	12.60	June	33.08	June	36.50
July	11.54	July	12.01	July	13.23	July	12.22	July	35.79	July	42.54
August	14.88	August	14.41	August	13.61	August	13.08	August	37.75	August	44.45
September	16.01	September	12.36	September	14.28	September	14.81	September	31.13	September	49.80
October	12.09	October	10.87	October	15.45	October	13.66	October	36.97
November	11.00	November	11.85	November	15.72	November	14.63	November	43.93
December	14.86	December	12.07	December	13.75	December	19.76	December	41.24

ANGLOGOLD ASHANTI LIMITED

AngloGold Ashanti Limited, headquartered in Johannesburg, South Africa, is a global gold company with a portfolio of long-life, relatively low-cost assets and differing orebody types in key gold producing regions. AngloGold Ashanti Limited’s 21 operations comprising open-pit and underground mines and surface metallurgical plants are located in ten countries (Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States of America), and are supported by extensive exploration activities.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	20.64	January	35.32	January	40.33	January	32.77	January	61.18	January	47.00
February	23.50	February	32.52	February	42.95	February	35.97	February	50.92	February	44.06
March	25.18	March	30.18	March	42.27	March	34.45	March	54.12	March	44.59
April	26.80	April	28.22	April	31.42	April	31.78	April	54.68	April	44.57
May	32.06	May	29.12	May	35.02	May	34.34	May	46.23	May	41.72
June	26.08	June	31.90	June	32.16	June	35.73	June	48.12	June	37.82
July	21.00	July	33.03	July	32.79	July	34.38	July	48.59	July	42.16
August	23.22	August	37.57	August	35.50	August	35.49	August	46.13	August	39.03
September	26.65	September	37.70	September	38.90	September	42.44	September	37.74	September	46.89
October	25.17	October	38.64	October	37.08	October	39.10	October	42.57
November	26.61	November	47.97	November	39.91	November	42.11	November	48.22
December	34.26	December	46.70	December	36.35	December	49.33	December	47.09

Accelerated Return Notes	TS-10

BARRICK GOLD CORPORATION

Barrick Gold Corporation describes itself as the preeminent gold mining company in terms of market capitalization, annual gold production and gold reserves. In early 2006, it completed the acquisition of Placer Dome Inc., which resulted in a significant increase in the scale of its mining operations. The acquisition of Placer Dome also added significant copper reserves at two mines, Zaldívar in Chile and Osborne in Australia. Barrick Gold Corporation generates revenue and cash flow from the production and sale of gold and copper. It sells its production in the world market through three primary distribution channels: gold bullion is sold in the gold spot market; gold and copper concentrate is sold to independent smelting companies; and gold bullion and copper cathode is sold under gold and copper cathode sales contracts between Barrick Gold Corporation and various third parties.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	17.19	January	16.45	January	19.70	January	21.86	January	31.46	January	29.62
February	18.05	February	16.12	February	20.45	February	24.90	February	27.37	February	29.91
March	18.56	March	15.56	March	23.78	March	23.96	March	27.24	March	28.55
April	20.07	April	14.95	April	19.23	April	22.32	April	30.48	April	28.11
May	21.80	May	17.48	May	20.67	May	22.99	May	30.61	May	29.13
June	18.99	June	17.90	June	19.75	June	25.03	June	29.60	June	29.07
July	15.32	July	17.12	July	19.12	July	24.50	July	30.80	July	32.90
August	16.07	August	20.21	August	20.00	August	26.22	August	33.48	August	32.52
September	15.55	September	18.83	September	21.04	September	29.05	September	30.72	September	40.28
October	15.07	October	19.47	October	22.51	October	25.25	October	31.00
November	14.67	November	22.39	November	24.59	November	26.61	November	31.44
December	15.41	December	22.71	December	24.22	December	27.87	December	30.70

COEUR D’ALENE MINES CORPORATION

Coeur d’Alene Mines Corporation is a large primary silver producer located in North America and is engaged, through its subsidiaries, in the operation and/or ownership, development and exploration of silver and gold mining properties and companies located primarily within the United States (Nevada and Alaska) South America (Chile, Argentina and Bolivia), Australia (New South Wales) and Africa (Tanzania).

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	0.88	January	1.80	January	5.45	January	3.53	January	5.18	January	4.38
February	1.25	February	1.54	February	7.08	February	4.01	February	5.54	February	4.52
March	1.46	March	1.41	March	7.00	March	3.67	March	6.56	March	4.11
April	1.29	April	1.33	April	4.63	April	3.09	April	6.98	April	4.09
May	1.85	May	1.32	May	4.69	May	3.33	May	4.78	May	3.61
June	1.69	June	1.39	June	4.08	June	3.63	June	4.81	June	3.59
July	1.47	July	1.99	July	3.46	July	3.55	July	4.78	July	3.91
August	1.98	August	3.15	August	3.60	August	3.65	August	5.43	August	3.42
September	1.56	September	3.11	September	4.74	September	4.23	September	4.71	September	3.79
October	1.39	October	3.49	October	4.95	October	3.77	October	4.90
November	1.49	November	5.18	November	4.59	November	4.31	November	5.45
December	1.92	December	5.78	December	3.93	December	4.00	December	4.95

Accelerated Return Notes	TS-11

FREEPORT-MCMORAN COPPER & GOLD INC.

Through its majority-owned subsidiary, PT Freeport Indonesia, Freeport-McMoran Copper & Gold Inc. has one of the world’s largest copper and gold mining and production operations in terms of reserves and production. It is also a copper producer. Its principal asset is the Grasberg minerals district.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	15.55	January	18.77	January	36.86	January	36.81	January	64.25	January	57.51
February	14.65	February	17.02	February	42.65	February	41.82	February	50.63	February	57.41
March	17.62	March	17.05	March	39.09	March	39.61	March	59.77	March	66.19
April	17.76	April	17.31	April	30.50	April	34.66	April	64.58	April	67.16
May	19.75	May	21.95	May	33.63	May	35.30	May	55.99	May	78.70
June	17.85	June	24.50	June	33.15	June	37.44	June	55.41	June	82.82
July	15.27	July	26.79	July	34.85	July	40.28	July	54.56	July	93.98
August	16.39	August	30.00	August	37.63	August	42.17	August	58.21	August	87.42
September	13.46	September	33.10	September	40.50	September	48.59	September	53.26	September	104.89
October	12.20	October	38.75	October	36.22	October	49.42	October	60.48
November	15.50	November	43.53	November	39.13	November	52.11	November	62.87
December	16.78	December	42.13	December	38.23	December	53.80	December	55.73

GOLD FIELDS LIMITED

Gold Fields is a significant producer of gold and major holder of gold reserves in South Africa, Ghana, Australia, Venezuela and Peru. Gold Fields is primarily involved in underground and surface gold mining and related activities, including exploration, extraction, processing and smelting, and also has strategic interests in platinum group metals exploration. Gold Fields is currently the second largest gold producer in South Africa and one of the largest gold producers in the world, on the basis of annual production.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	6.42	January	13.13	January	12.87	January	11.32	January	23.58	January	16.89
February	8.73	February	12.69	February	12.49	February	12.08	February	22.23	February	17.63
March	10.42	March	10.50	March	13.15	March	11.49	March	21.98	March	18.48
April	12.10	April	10.15	April	10.17	April	9.95	April	25.41	April	17.97
May	13.93	May	11.38	May	11.63	May	10.99	May	21.91	May	17.32
June	11.22	June	12.18	June	10.51	June	11.35	June	22.90	June	15.70
July	9.98	July	11.98	July	10.26	July	10.79	July	20.85	July	16.52
August	11.77	August	13.42	August	12.14	August	11.46	August	19.88	August	15.16
September	12.80	September	14.17	September	13.65	September	14.53	September	17.84	September	18.09
October	11.00	October	14.32	October	14.42	October	13.20	October	16.76
November	10.73	November	13.69	November	14.12	November	14.95	November	19.13
December	13.96	December	13.94	December	12.48	December	17.63	December	18.88

Accelerated Return Notes	TS-12

GOLDCORP INC.

Goldcorp Inc. is a leading gold producer engaged in gold mining and related activities including exploration, extraction, processing and reclamation. Goldcorp Inc.’s assets are comprised of the Red Lake, Porcupine (51% interest) and Musselwhite (68% interest) gold mines in Canada, the Alumbrera gold/copper mine (37.5% interest) in Argentina, the El Sauzal gold mine and Luismin gold/silver mines in Mexico, the Marlin gold/silver mine in Guatemala, the San Martin gold mine in Honduras, the Amapari gold mine in Brazil, the La Coipa gold/silver mine (50% interest) in Chile, the Peak gold mine in Australia and the Marigold gold mine (67% interest) and Wharf gold mine in the United States. Significant development projects include the expansion of the existing Red Lake mine, the Peñasquito gold/silver/zinc project and Los Filos gold project in Mexico, the Éléonore gold project in Canada, the Cerro Blanco gold project in Guatemala and the Pueblo Viejo gold project (40% interest) in the Dominican Republic. Goldcorp Inc. also owns a 49% interest in Silver Wheaton Corp., a publicly traded silver mining company, and 77% interest in Terrane Metals Corp., a publicly traded exploration company.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	7.11	January	12.20	January	13.36	January	13.99	January	27.36	January	27.71
February	8.20	February	11.44	February	13.35	February	13.67	February	25.45	February	26.81
March	8.725	March	10.61	March	14.81	March	14.21	March	29.25	March	24.02
April	8.905	April	10.43	April	11.09	April	12.94	April	35.12	April	24.34
May	11.75	May	11.73	May	12.11	May	13.59	May	30.66	May	24.09
June	9.95	June	12.00	June	11.67	June	15.78	June	30.22	June	23.69
July	8.48	July	12.12	July	11.51	July	16.26	July	29.27	July	25.41
August	10.46	August	13.02	August	12.86	August	18.06	August	27.66	August	23.57
September	11.03	September	13.96	September	13.86	September	20.04	September	23.60	September	30.56
October	9.60	October	15.69	October	13.84	October	19.96	October	26.28
November	9.95	November	17.90	November	15.21	November	20.32	November	31.17
December	12.72	December	15.95	December	15.04	December	22.28	December	28.44

HARMONY GOLD MINING COMPANY LIMITED

Harmony Gold Mining Company Limited, a South African company, conducts underground and surface gold mining and related activities, including exploration, processing, smelting, refining and beneficiation. It is the third largest producer of gold in South Africa, producing 30% of the country’s annual gold output, and the fifth largest gold producer in the world with operations and projects in South Africa, Australia and Papua New Guinea. Harmony Gold Mining Company Limited also has exploration and evaluation programs focused on parts of Australia, Papua New Guinea, Africa and Europe.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	7.99	January	15.57	January	15.27	January	8.13	January	18.63	January	13.39
February	10.56	February	14.21	February	15.05	February	8.54	February	13.99	February	13.83
March	11.30	March	12.23	March	15.43	March	7.80	March	15.88	March	13.90
April	13.06	April	10.50	April	11.04	April	6.27	April	16.80	April	15.88
May	16.19	May	13.10	May	11.98	May	7.65	May	14.34	May	14.93
June	13.53	June	13.47	June	10.59	June	8.56	June	16.29	June	14.27
July	11.10	July	12.49	July	10.96	July	8.20	July	14.30	July	13.84
August	14.25	August	14.30	August	12.48	August	7.57	August	13.75	August	8.95
September	15.65	September	14.49	September	13.62	September	10.94	September	12.93	September	11.91
October	13.08	October	15.12	October	11.80	October	10.45	October	15.54
November	12.84	November	15.83	November	10.48	November	12.07	November	16.96
December	16.81	December	16.23	December	9.27	December	13.05	December	15.75

Accelerated Return Notes	TS-13

KINROSS GOLD CORPORATION

Kinross Gold Corporation is principally engaged in the mining and processing of gold and, as a by-product, silver ore and the exploration for, and the acquisition of, gold bearing properties in the Americas, Russia and worldwide. The principal products of Kinross Gold Corporation are gold and silver produced in the form of doré that is shipped to refineries for final processing. Kinross Gold Corporation’s strategy is to increase shareholder value through increases in precious metal reserves, production and long-term cash flow and earnings per share. Kinross Gold Corporation’s strategy also consists of optimizing the performance and, therefore, the value of existing operations, investing in quality exploration and development projects and acquiring new potentially accretive properties and projects.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	2.88	January	7.14	January	6.99	January	6.58	January	11.54	January	13.30
February	3.30	February	7.07	February	6.77	February	6.64	February	9.20	February	14.08
March	3.81	March	6.16	March	7.33	March	6.00	March	10.93	March	13.79
April	5.04	April	6.12	April	5.52	April	5.35	April	12.25	April	13.33
May	7.71	May	6.97	May	6.15	May	5.33	May	10.99	May	13.34
June	6.84	June	6.75	June	5.56	June	6.10	June	10.89	June	11.68
July	5.01	July	6.49	July	5.31	July	5.56	July	11.57	July	12.98
August	5.97	August	7.50	August	6.14	August	6.32	August	14.02	August	12.22
September	6.57	September	7.46	September	6.78	September	7.68	September	12.52	September	14.98
October	4.95	October	8.22	October	7.44	October	6.98	October	13.20
November	5.13	November	8.88	November	7.93	November	7.54	November	12.53
December	7.35	December	7.99	December	7.04	December	9.22	December	11.88

MERIDIAN GOLD INC.

Meridian Gold Inc. has been engaged in mining and the exploration of gold and other precious metals since 1981. During the past three completed fiscal years ended December 31, 2006 Meridian’s revenue producing properties were its El Peñón mine and Minera Florida mine in Chile. Meridian Gold Inc. has advanced stage exploration programs in Chile, Mexico and the United States. Early stage exploration programs are being conducted primarily in Chile, Mexico, Nicaragua, Peru and the United States.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	12.10	January	16.35	January	13.00	January	18.49	January	27.18	January	29.22
February	13.13	February	13.04	February	12.79	February	19.35	February	25.34	February	27.44
March	14.51	March	9.45	March	12.20	March	16.84	March	29.65	March	25.53
April	15.22	April	10.18	April	9.92	April	15.24	April	32.50	April	25.25
May	19.02	May	11.75	May	13.00	May	16.52	May	31.25	May	25.65
June	16.05	June	11.49	June	12.97	June	18.00	June	31.68	June	27.58
July	14.13	July	12.61	July	13.26	July	17.84	July	27.02	July	28.23
August	19.15	August	13.06	August	13.12	August	18.89	August	29.74	August	27.77
September	18.30	September	11.73	September	16.72	September	21.91	September	24.86	September	33.10
October	16.34	October	12.74	October	16.90	October	18.78	October	25.31
November	14.25	November	14.74	November	19.57	November	19.24	November	30.80
December	17.63	December	14.61	December	18.97	December	21.87	December	27.79

Accelerated Return Notes	TS-14

NEWMONT MINING CORPORATION

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. Newmont is also engaged in the production of copper, principally through its Batu Hijau operation in Indonesia. Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	21.84	January	28.95	January	41.66	January	41.59	January	61.80	January	45.10
February	24.12	February	27.33	February	43.45	February	45.02	February	52.92	February	45.07
March	27.69	March	26.15	March	46.63	March	42.25	March	51.89	March	41.99
April	28.51	April	27.02	April	37.40	April	37.97	April	58.36	April	41.70
May	31.21	May	29.66	May	39.71	May	37.24	May	52.15	May	40.68
June	26.33	June	32.46	June	38.76	June	39.03	June	52.93	June	39.06
July	24.40	July	36.10	July	40.47	July	37.55	July	51.23	July	41.75
August	28.49	August	39.26	August	44.39	August	39.58	August	51.25	August	42.26
September	27.51	September	39.09	September	45.53	September	47.17	September	42.75	September	44.73
October	24.72	October	43.78	October	47.52	October	42.60	October	45.27
November	23.41	November	48.14	November	47.35	November	46.12	November	46.91
December	29.03	December	48.61	December	44.41	December	53.40	December	45.15

PAN AMERICAN SILVER CORP.

Pan American Silver Corp. is principally engaged in the exploration for, and the acquisition, development and operation of, silver producing properties and assets. Pan American Silver Corp.’s principal product is silver, although copper, zinc, lead and gold are also produced and sold. At present, Pan American Silver Corp. carries on mining operations and is developing mining projects in Mexico, Peru, Argentina and Bolivia, and has control over non-producing silver resources in the United States and Argentina. Exploration work is carried out in all of the aforementioned countries, as well as elsewhere throughout the world.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	4.42	January	7.76	January	14.46	January	15.03	January	24.19	January	28.38
February	4.98	February	6.46	February	17.67	February	16.90	February	22.15	February	30.02
March	5.60	March	6.10	March	17.82	March	15.86	March	25.40	March	29.59
April	5.63	April	6.28	April	13.20	April	13.72	April	24.80	April	28.25
May	8.66	May	6.61	May	13.49	May	14.29	May	19.24	May	28.03
June	7.47	June	7.05	June	13.15	June	14.79	June	17.99	June	26.33
July	6.10	July	8.90	July	13.79	July	15.85	July	18.96	July	27.77
August	7.09	August	10.53	August	14.82	August	15.59	August	22.68	August	24.93
September	6.15	September	9.63	September	17.03	September	17.66	September	19.54	September	28.90
October	5.53	October	10.53	October	16.82	October	15.89	October	22.16
November	5.40	November	13.29	November	18.06	November	18.99	November	25.94
December	7.84	December	14.30	December	15.98	December	18.83	December	25.17

Accelerated Return Notes	TS-15

RANDGOLD RESOURCES LIMITED

Randgold Resources Limited engages in gold mining, exploration and related activities. Its activities are focused on West and East Africa.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January		January	7.31	January	11.00	January	11.61	January	17.94	January	23.51
February		February	6.36	February	9.94	February	13.69	February	17.10	February	22.90
March		March	6.53	March	9.84	March	12.36	March	18.17	March	23.91
April		April	7.51	April	8.36	April	11.89	April	24.34	April	23.95
May		May	8.74	May	9.10	May	12.49	May	19.61	May	23.44
June		June	8.50	June	8.82	June	14.06	June	21.00	June	22.19
July	3.20	July	9.85	July	8.21	July	13.30	July	22.23	July	22.90
August	3.81	August	12.12	August	9.52	August	13.32	August	22.44	August	23.95
September	4.52	September	11.50	September	9.87	September	15.72	September	20.36	September	33.24
October	4.20	October	11.02	October	10.88	October	13.62	October	22.67
November	4.25	November	13.65	November	12.68	November	15.73	November	22.94
December	7.34	December	13.68	December	11.42	December	16.13	December	23.46

ROYAL GOLD, INC.

Royal Gold, Inc. is engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue from the project after deducting specified costs, if any. Substantially all of Royal Gold, Inc.’s revenues are expected to be derived from royalty interests.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	5.72	January	27.29	January	17.13	January	16.19	January	39.09	January	32.21
February	7.13	February	19.45	February	17.04	February	17.63	February	31.43	February	33.10
March	8.90	March	14.59	March	17.71	March	18.33	March	36.19	March	30.10
April	8.96	April	15.96	April	12.28	April	18.84	April	34.27	April	29.33
May	14.80	May	20.28	May	13.93	May	17.55	May	28.28	May	26.94
June	13.66	June	21.49	June	14.17	June	20.12	June	27.82	June	23.77
July	11.54	July	22.42	July	14.05	July	19.19	July	29.63	July	24.68
August	14.86	August	24.47	August	15.42	August	23.88	August	29.79	August	27.76
September	19.07	September	18.30	September	17.08	September	26.87	September	27.13	September	32.75
October	17.70	October	20.73	October	16.01	October	23.02	October	29.44
November	17.03	November	21.31	November	17.72	November	26.02	November	31.86
December	24.92	December	20.93	December	18.24	December	34.73	December	35.98

Accelerated Return Notes	TS-16

SILVER STANDARD RESOURCES INC.

Silver Standard Resources Inc. is engaged in the exploration of silver properties in Argentina, Australia, Canada, Chile, Mexico, Peru and the United States and the acquisition of silver properties, if warranted, throughout the world. Silver Standard Resources Inc. is an exploration stage company and none of their properties are currently beyond the advanced exploration stage.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	2.37	January	5.53	January	11.15	January	11.83	January	11.83	January	33.76
February	2.76	February	4.97	February	15.18	February	13.61	February	13.61	February	33.81
March	2.92	March	4.69	March	16.06	March	11.58	March	11.58	March	34.86
April	2.94	April	4.68	April	10.57	April	10.58	April	10.58	April	36.43
May	6.19	May	4.78	May	11.86	May	12.01	May	12.01	May	37.77
June	5.83	June	4.91	June	12.33	June	11.69	June	11.69	June	34.37
July	4.30	July	7.40	July	12.45	July	11.73	July	11.73	July	34.57
August	4.80	August	7.68	August	14.44	August	11.61	August	11.61	August	29.21
September	4.05	September	6.75	September	16.52	September	13.70	September	13.70	September	37.29
October	3.81	October	7.08	October	13.82	October	12.95	October	12.95
November	3.89	November	10.66	November	14.05	November	15.03	November	15.03
December	5.35	December	11.16	December	12.09	December	15.31	December	15.31

YAMANA GOLD INC.

Yamana Gold Inc. is a Canadian gold producer with significant gold production, gold development stage properties, exploration properties, and land positions in Brazil, Argentina and Central America. Yamana Gold Inc. is producing gold at intermediate company production levels in addition to significant copper production. Yamana plans to continue to build on this base through the advancement of its exploration properties and by targeting other gold consolidation opportunities in the Americas.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price
January	1.67	January	2.00	January	2.26	January	3.10	January	8.05	January	13.48
February	1.95	February	2.65	February	2.43	February	3.32	February	8.96	February	14.65
March	1.95	March	1.95	March	3.39	March	3.31	March	9.26	March	14.36
April	2.62	April	2.23	April	2.10	April	2.88	April	11.02	April	13.97
May	3.34	May	1.95	May	2.40	May	3.27	May	10.22	May	13.45
June	3.06	June	1.39	June	2.12	June	3.69	June	9.86	June	11.12
July	2.23	July	1.11	July	2.11	July	3.71	July	10.18	July	11.07
August	1.95	August	1.59	August	2.36	August	3.86	August	10.25	August	11.06
September	1.53	September	1.41	September	2.65	September	4.32	September	9.25	September	11.78
October	1.11	October	1.80	October	2.84	October	3.82	October	9.91
November	1.39	November	2.90	November	3.07	November	4.78	November	12.84
December	2.58	December	2.42	December	3.02	December	6.61	December	13.18

Accelerated Return Notes	TS-17